EXHIBIT 10(d)

THIRD AMENDMENT TO CREDIT AGREEMENT

        THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this `Amendment"), dated as April 17, 2001 (the "Third Amendment Effective Date"), is by and among Clarion Technologies, Inc., a Delaware corporation (the "Company"), its Subsidiaries, (the Company and the Subsidiaries are referred to jointly herein as the "Loan Parties", and individually from time to time as a "Loan Party"), the Banks set forth on the signature page(s) hereof (the "Banks"), and LaSalle Bank National Association, as Agent for the Banks (in such capacity the "Agent").

RECITALS

        A.        The Loan Parties, the Agent and the Banks are parties to a Credit Agreement dated as of February 29, 2000 (as now and hereafter amended, the "Credit Agreement"), pursuant to which the Banks agreed, subject to the terms and conditions thereof, to extend credit to the Loan Parties. The Loan Parties, William Blair Mezzanine Capital Fund III, L.P. ("William Blair") and the Agent are parties to a Subordination Agreement dated as of July 21, 2000 (as from time to time amended the "Subordination Agreement"), pursuant to which the parties agreed to the subordination of certain indebtedness of the Loan Parties to William Blair to the indebtedness of the Loan Parties to the Banks.

        B.        The Credit Agreement was amended by a First Amendment to Credit Agreement dated as of June 20, 2000 (the "First Amendment") among the Loan Parties, the Banks and the Agent, and by a Second Amendment to Credit Agreement dated as of July 21, 2000 (the "Second Amendment"), among the Loan Parties, the Banks and the Agent, pursuant to which, in each case, the parties agreed to modify certain terms and conditions of the extension of credit to the Loan Parties.

        C.        Subsequent to December 31, 2000, the Representative informed the Agent and the Banks that the Loan Parties were in violation of certain covenants set forth in the Credit Agreement and that as a result Events of Default had occurred under the Credit Agreement. Such Events of Default resulted from the Company's violation of the following provisions of the Credit Agreements (i) the covenant contained in Section 10.6.1 as of December 30, 2000; (ii) the covenant contained in Section 10.6.2 as of December 30, 2000; (iii) the covenant contained in Section 10.6.3 as of December 30, 2000; (iv) the covenant contained in Section 10.6.4 as of December 30, 2000; (v) the covenant contained in Section 10.6.5 as of December 30, 2000; (vi) the covenant contained in Section 10.6.6 as of December 30, 2000, (vii) certain of the reporting covenants contained in Sections 10.1.1-10.1.9, as of the Third Amendment Effective Date, (viii) Section 12.1.2 of the Credit Agreement requiring the Loan Parties to pay certain Debt, (ix) Section 10.25 of the Credit Agreement requiring the Loan Parties to maintain certain Minimum Hedging Obligations, and (x) Section 10.10 of the Credit Agreement prohibiting the Loan Parties and any Subsidiary from making certain Restricted Payments.

        D.        The Credit Agreement (as modified by the First Amendment and the Second Amendment, all promissory notes executed by any Loan Party in favor of the Agent andlor the Banks, and any and all of the Collateral Documents (including without limitation all security agreements, mortgages, guaranties, pledges and other instruments, documents or agreements of any kind evidencing or securing the indebtedness of the Loan Parties in favor of the Banks) are sometimes referred to collectively herein as the "Loan Documents."

        E.        On March 20, 2001, representatives of the Loan Parties, the Banks and the Agent met to, among other things, discuss the Company's business plan and proposed financial strategy. Following such meeting the Company informed the Agent and the Banks that the Company anticipated it would require additional operating capital to meet certain operating expenses during the week of March 23, 2001. The Company subsequently advised the Agent and the Banks that Craig and Emilie Wierda had made an advance of funds to the Company in the approximate amount of $161,000 (the "Interim Funding"), as necessary to permit the Loan Parties to pay their required operating expenses during the week of March 23, 2001. On or about April 2, 2001 the Loan Parties paid to the Banks the principal installment required to be paid as of March 31, 2001 under the Credit Agreement with respect to Term Loan A.

        F.        The Loan Parties remain in violation of each of the covenants described in Recital Paragraph C and in violation of the Loan Documents due to the late payment of principal on Term Loan A described in Recital Paragraph E above (collectively the "Existing Defaults").

        G.        As a consequence of the Existing Defaults, among other things, (i) the Required Banks have the right at any time to declare all indebtedness owed to the Banks by the Loan Parties and all other obligations owed to the Banks or the Agent under the Loan Documents to be immediately due and payable, pursuant to Section 12.2 of the Credit Agreement and (ii) the Banks have no obligation to advance further loans or credit to the Loan Parties, pursuant to Section 2.5 and Section 11.2.1 of the Credit Agreement.

        H.        The Company and its advisors have requested that the Agent and the Banks, in lieu of the exercise of remedies available under the Loan Documents or at law or in equity, (i) waive the Existing Defaults, (ii) extend to the Loan Parties a period of time in which the Loan Parties can attempt to restructure their financial affairs and negotiate and implement a long term restructuring plan acceptable to the Agent and the Banks, (iii) permit the Loan Parties to incur additional indebtedness subordinate to the indebtedness of the Loan Parties to the Banks, so as to provide the Loan Parties with additional working capital, (iv) make certain amendments to the Borrowing Base so as to permit certain otherwise ineligible Accounts Receivable of the Loan Parties to constitute an Eligible Account Receivable under the Credit Agreement, (v) permit the Loan Parties to continue to borrow under an increased revolving credit facility established under the tenms of the Credit Agreement and to obtain an additional Term Loan from the Banks, and (vi) temporarily defer the scheduled installment payment of principal on Term Loan A.

        I.          Based upon the foregoing recitals, and without (except as otherwise expressly set forth in Section 1.12 of this Amendment) waiving any existing or future rights or remedies which the Agent and/or the Banks may have against any of the Loan Parties, the Agent and the Banks are willing to amend the terms of the Credit Agreement under the terms and conditions expressly set forth herein.

TERMS

        In consideration of the premises and of the mutual agreements herein contained, the parties agree as follows:

ARTICLE 1.
DEFAULT AND RESTRUCTURING PROVISIONS

        1.1        Affirmation of Recitals. The Loan Parties each hereby acknowledge and affirm the accuracy of the foregoing recitals.

        1.2        Existing Defaults. The Loan Parties acknowledge the occurrence of the Existing Defaults and the continuation of such Existing Defaults through the date of this Amendment. As a result of the Existing Defaults, the Loan Parties acknowledge that the Required Banks have the right to terminate the Commitments and to declare all indebtedness owed by the Loan Parties to the Banks to be immediately due and payable. Also as a result of the Existing Defaults, the Loan Parties acknowledge and confirm that (i) the Loan Parties have agreed not to make, and will not at any time make, any payment whatsoever on account of any Subordinated Debt or on account of the matters described in Section 1.12(c) and Schedule 1.12 hereof prior to April 30, 2002, absent the prior written consent of the Required Banks (or the Agent acting with the consent of the Required Banks), which consent may be exercised in the sole and absolute discretion of the Required Banks, and (ii) William Blair and its designees have agreed, as the holder of certain Subordinated Debt (and notwithstanding the lack of issuance of any Senior Default Notice under the terms of the Subordination Agreement) not to receive any payment related to any Subordinated Debt prior to April 30, 2002.

        1.3        Restructuring Conditions. From and after the Third Amendment Effective Date, subject to strict compliance with the terms and conditions set forth herein, the Banks agree to refrain from enforcing their rights and remedies based on the Existing Defaults while the Loan Parties and their consultants attempt to formulate and implement their plan for improvement of the Loan Parties' financial condition, provided that the agreement contained herein shall not create a waiver of the right of the Agent or the Banks, upon the occurrence of a Restructuring Event of Default (as defined in Section 1.7 hereof), to enforce available rights and remedies at any time, in their sole discretion, in accordance with the Credit Agreement (as modified herein) and the other Loan Documents. Absent an earlier Restructuring Event of Default, the Loan Parties shall be permitted to implement their restructuring efforts during the period from the Third Amendment Effective Date through April 30, 2002 (the "Restructuring Period"). The Loan Parties' restructuring opportunity shall be governed by and subject to the following terms and conditions:

a. The Company shall keep the representatives of the Agent and the Banks apprised of the Loan Parties' business and financial operations and of any material discussions and negotiations pertaining to lessors, vendors, suppliers, customers, creditors, joint venture partners, acquisition targets or potential purchasers of any business segments or significant assets of any Loan Party.

b. Notwithstanding any prior practice, the Loan Parties shall strictly comply with the financial reporting requirements under the Loan Documents, as modified herein. As a supplement to the reporting requirements set forth in Section 10.1 of the Credit Agreement, not later than Thursday of each week during the Restructuring Period, the Company and its financial and operational advisors will deliver to the Agent and the Banks, in form and detail satisfactory to the Agent, weekly updates related to the detailed 13-week rolling cash flow forecast as required under Section 4.2 of this Amendment; and not later than the tenth (10th) Business Day of each month during the Restructuring Period, the Company and its consultants will deliver to the Agent and the Banks, in form and detail satisfactory to the Agent, summary agings of accounts payable and accounts receivable for each Loan Party as of the end of the prior month. The Company shall further deliver to the Agent, promptly upon receipt thereof, copies of any correspondence, letters of intent, agreements or similar documents pertaining in any manner to any proposed sale or other disposition of any assets of any of the Loan Parties other than in the ordinary course of business and aggregating in excess of $500,000, including without limitation, the Montpelier Sale.

c. (i) The Loan Parties shall pay when due all amounts owed to the Agent and the Banks under the Loan Documents, as amended by this Amendment.
(ii) The Banks agree to permit payments of principal on Term Loan A in accordance with the terms and conditions of Substitute Term Note A attached hereto as Exhibit C. At the end of the Restructuring Period (on April 30, 2002), or upon the occurrence of an earlier Restructuring Event of Default, the entire principal amount of Term Loan A and any accrued but unpaid interest thereon shall immediately be due and payable without further action on behalf of the Agent or the Banks, and the Banks shall have the remedies as described in this Amendment.

d. The aggregate outstanding amount of the Revolving Credit Loans shall not exceed the Revolving Credit Commitment, as modified under the terms of this Amendment.

e. All representations and warranties made by the Loan Parties under this Amendment shall be true and correct.

f. (i) No event shall occur which would have a Material Adverse Effect with respect to any Loan Party.
(ii) For each "Measuring Period" (defined below) during the Restructuring Period, the actual cumulative "Net Cash Flow" (defined below) of the Loan Parties on a consolidated basis during such Measuring Period shall equal or exceed the projected Net Cash Flow for such Measuring Period as compared against the Approved Budget (or Updated Approved Budget, as applicable hereunder), within a negative variance of the greater of: (a) $500,000 or thirty percent (30%) for the first Measuring Period, (b) $500,000 or twenty percent (20%) for the second Measuring Period, and (c) $500,000 or ten percent (10%) for each Measuring Period thereafter. The term "Net Cash Flow" shall mean the excess (if any) of the consolidated aggregate cash receipts of the Loan Parties during the relevant period (including the Loan Parties' share (if any) of any cash proceeds generated by any sale of assets as otherwise permitted under this Amendment) compared to the consolidated aggregate cash disbursements of the Loan Parties during such period for operating expenses, taxes and debt service, all as shown on the reports required pursuant to Section 4.2 of this Amendment and prepared in a manner consistent with the presentation set forth in the Approved Budget and the Updated Approved Budget. The cumulative Net Cash Flow of the Loan Parties shall be measured as of the end of each calendar month, for the cumulative period commencing April 1, 2000 and ending on the last day of each successive month (each a "Measuring Period") (i.e., the first Measuring Period shall be a one-month period commencing April 1, 2000 and ending April 30, 2000, the second Measuring Period shall be a two-month period commencing April 1, 2000 and ending May 31, 2000, etc.).

(iii) The Loan Parties shall not, absent the prior written consent of the Required Lenders, disburse any funds in an amount that would cause a violation of the net cash flow restrictions or other payment restrictions set forth above, and shall not in any event disburse any funds in a manner inconsistent with any other restrictions set forth in this Amendment or the Loan Documents.

g. No judgment, order, decree, injunction or finding by any court, arbitrator or similar tribunal shall be entered against any Loan Party in any such action or proceeding or any other action or proceeding that would prevent, impair or delay the completion of the Loan Parties' business improvement plan. No action or proceeding shall be commenced or continued against any Loan Party that would, if adversely determined, either singly or in combination with other pending or new actions or proceedings, cause a Material Adverse Effect or prevent, impair or delay the completion of the Loan Parties' business improvement plan.

h. No Loan Party shall (i) file with any bankruptcy court or be the subject of any petition under title 11 of the United States Code (the "Bankruptcy Code'), (ii) be the subject of any order for relief issued under the Bankruptcy Code, (iii) file or be the subject of any petition seeking any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, (iv) have sought or consented to or acquiesced in the appointment of any receiver, trustee, conservator, liquidator, custodian or other similar official, or (v) be the subject of any order, judgment or decree entered by any court of competent jurisdiction approving a petition filed against such party for any liquidation, reorganization, adjustment, protection, arrangement, composition, dissolution or similar relief under any present or future federal or state act or law relating to bankruptcy, insolvency, reorganization or other relief for debtors.

i. The Agent on behalf of the Banks, or its representatives or consultants, shall be permitted, at reasonable times, to conduct audits and appraisals of any collateral securing the obligations of the Loan Parties to the Banks. The Loan Parties shall compensate the Agent for such audits in accordance with the Agent's schedule of fees, as applicable, and as such schedule may be amended from time to time, and all such appraisals shall be at the sole cost and expense of the Loan Parties. The foregoing permission to conduct audits and appraisals shall not restrict or impair the right of the Agent or the Banks to inspect the collateral and any records pertaining thereto at such times and at such intervals as the Agent or the Required Banks may reasonably require.

j. [intentionally deleted]

k. Notwithstanding anything in the Credit Agreement to the contrary, during the Restructuring Period, absent the prior written consent of the Required Banks, the Loan Parties shall not create, incur, assume or suffer to exist any Debt other than Debt in favor of the Banks or Debt otherwise permitted under the Loan Documents as of the date hereof, or William Blair Subordinated Debt (as such definition of William Blair Subordinated Debt is amended under the terms of this Amendment).

l. Except as specifically permitted pursuant to Section 10.7(c) of the Credit Agreement, during the Restructuring Period, none of the Loan Parties shall advance any loans or credit to any officer, director, stockholder or other Affiliate of the Loan Parties, or otherwise enter into any similar transaction, nor shall any of the Loan Parties forgive or defer any payment of principal or interest with respect to any existing loan or advance to any such officer, director, stockholder or other Affiliate.

m. During the Restructuring Period, none of the Loan Parties shall pay any discretionary bonus or similar compensation award to any of their respective officers or employees except pursuant to a comprehensive plan approved by the Required Banks. The preceding sentence shall not limit the right of the Loan Parties to pay any bonus required under any existing written employment agreement, incentive plan or similar "guaranteed" bonus plan. Upon request, the Loan Parties shall deliver to the Banks and the Agent copies of any applicable employment agreements, incentive plans or similar "guaranteed" bonus plans.

n. The Loan Parties shall pay to Agent, for the benefit of the Banks, a closing fee of $150,000, all of which shall be fully earned upon execution of this Amendment (the "Closing Fee"). $50,000 of such Closing Fee shall be payable upon execution of this Amendment and the remainder shall be payable in three quarterly installments of $25,000, $25,000 and $50,000, payable on the fifth day of July, 2001, October, 2001 and January, 2002, respectively.

o. The Agent and the Banks acknowledge that the Company has advised the Banks that the Company intends to market promptly for sale all of the Loan Parties' assets located at the Montpelier, Ohio facility (including, but not limited to, all real estate, machinery and equipment) (the "Montpelier Sale"). The Company has further represented to the Banks that it has adopted and will pursue alternative general timetables with respect to the Montpelier Sale, based upon a determination to be made by the Company as to the retention of professional sales assistance with respect to the Montpelier Sale, as follows:

(i) Alternative 1: Company engages professional sales assistance:

1. Listing Agreement 2. Letter of Intent 3. Conditional Purchase Agreement 4. Due Diligence Completion 5. Sale Completion	May 31, 2001 July 31, 2001 August 31, 2001 November 30, 2001 December 31, 2001

(b) Alternative 2: Company seeks to sell assets without professional sales assistance:

1. Letter of Intent 2. Conditional Purchase Agreement 3. Due Diligence Completion 4. Sale Completion	May3l, 200l June 30, 2001 September 30, 2001 October 31, 2001

The terms and conditions of any such sale shall, in any event, be subject to the review and approval of the Banks, in their sole discretion; and the net cash proceeds of any such approved sale shall be utilized to pay principal outstanding under the Loans, in such amounts as may hereafter be determined by the Banks, in their sole discretion, including, without limitation, payment of Term Loan B.

p. There shall be no other Event of Default under the Credit Agreement (as modified herein) or the other Loan Documents (except for the Existing Defaults expressly acknowledged and waived in this Amendment through the termination of the Restructuring Period).

q. Each of the following shall have occurred:

(i) This Amendment shall have been executed by the Loan Parties.

(ii) The Loan Parties shall have executed and delivered a Substitute Revolving Note, a Substitute Term Note A and a Term Note B in favor of each Bank.

(iii) The Loan Parties shall have executed and delivered an Amendment to each Security Agreement.

(iv) William Blair and any of its designees shall have provided the Company $3,000,000 in additional Subordinated Debt, inclusive of the Interim Funding.

(v) William Blair, any designees of William Blair, and the Loan Parties shall have entered into an amendment to the Senior Subordinated Loan Agreement dated July 21, 2000 among William Blair, such designees, and the Loan Parties in form and substance acceptable to the Agent and the Banks which shall, without limitation, (a) increase in the amount of Subordinated Debt from $30,000,000 to $33,000,000 (inclusive of the Interim Funding), (b) waive any and all defaults thereunder in existence as of the date hereof and (c) waive the right of William Blair and such designees to receive any payments thereunder until April 30, 2002.

(vi) William Blair, any designees of William Blair, the Loan Parties and the Banks shall have entered into an amendment to the Subordination Agreement in form and substance acceptable to the Agent and the Banks which shall, without limitation, (a) confirm the full subordination of all Subordinated Debt in favor of William Blair and such designees as described in this Agreement, (b) waive any and all defaults thereunder in existence as of the date hereof and (c) waive the right to of William Blair and such designees to receive any payments with respect to Subordinated Debt until April 30, 2002.

(vii) Craig and Emilie Wierda shall have delivered the Guaranty described in Section 2.2 hereof, in form and substance acceptable to the Agent, in support of, and in an amount not less than the original principal amount of, Term Loan B.

(viii) Within 10 days of the Third Amendment Effective Date, Craig and Emilie Wierda shall have delivered the Wierda Letter of Credit to the Agent, in support of, and in an amount not less than the original principal amount of, Term Loan B. Notwithstanding any provision of this Amendment or the Credit Agreement, the Loan Parties acknowledge and agree that the Banks shall have no obligation to advance Term Loan B until the Loan Parties have satisfied the condition set forth in this Section 1 .3(q)(viii). Upon delivery of the Wierda Letter of Credit in accordance with the terms and conditions of this Amendment, the Wierda Guaranty shall terminate.

(ix) The Loan Parties shall (a) execute such other financing statements, security agreements and other documents necessary, if any, to (i) perfect Agent's security interest in the Collateral, (ii) perfect any other security interest of Agent or the Banks relating to the obligations of the Loan Parties, or (iii) effectuate any other financing, leasing or other similar transactions between any of the Loan Parties and any of the Banks, or any affiliates of the Banks previously agreed to between any such parties; and (b) pay to the Banks and any affiliate of any of the Banks (including, without limitation, Bane One Leasing Corporation), on or before the Third Amendment Effective Date, all unpaid amounts presently due and owing with respect to any financing, leasing or other similar transaction between any of the Loan Parties and any of the Banks, or any affiliates of the Banks.

(x) Agent shall have received an opinion of the Loan Parties' counsel in form and substance acceptable to the Agent.

(xi) Agent shall have received copies of resolutions or written consents of the board of directors of each Loan Party authorizing the execution and delivery and the consummation of the transactions contemplated by this Amendment and all other documents or instruments to be executed and delivered in conjunction herewith certified by the Secretary of each Loan Party as of the date hereof, including without limitation, an incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of each Loan Party authorized to sign this Amendment and all documents and agreements to be executed in connection herewith to which the Loan Parties are a party, upon which certificate the Agent and the Banks shall be entitled to rely until informed of any change in writing by such Loan Party.

(xii) Agent shall have received such other documents, certificates and opinions as Agent may request.

r. Upon any advance by the Banks of Term Loan B in accordance with the terms of the Credit Agreement and this Amendment, the Loan Parties shall be deemed to have immediately prepaid the Revolving Loans in the amount of $1,000,000, and the Agent and the Banks are irrevocably authorized to apply any proceeds of Term Loan B to effectuate such prepayment.

Notwithstanding the provisions of this Section 1.3, all indebtedness of the Loan Parties to the Banks shall be due and payable on demand in the discretion of the Required Banks upon expiration or termination of the Restructuring Period or upon the occurrence of any Restructuring Event of Default hereunder, without the necessity of any notice.

        1.4        No Course of Dealing: Review of the Loan Parties' Business Plan. The Loan Parties acknowledge and agree that notwithstanding any course of dealing between the Loan Parties and the Banks prior to the date hereof, the Banks shall have no obligation to make Loans to any Loan Party outside of the strict conditions and requirements of the Credit Agreement (as modified herein) nor to refrain from exercising available remedies except as expressly set forth herein. Notwithstanding any past practice, the Loan Parties agree that (i) the Agent and the Banks shall not be obligated or expected to honor any "overdrafts" or items for which funds of the applicable Loan Party are not immediately available, and (ii) the Agent and the Banks shall not be obligated or expected to provide any credit references on behalf of any Loan Party, and any inquiries in this regard may be referred back to the Company or the applicable Loan Party. The Agent and the Banks shall be under no obligation whatsoever to consent to the Loan Parties' business plan as the same may be revised from time to time, and instead the Agent's and the Banks' consideration of the Loan Parties' business plan shall be undertaken by the Agent and the Banks in their sole, absolute and unreviewable discretion. The Agent's and the Banks' consideration of the Loan Parties' business plan shall be without prejudice to (i) the possibility that the Agent or the Banks may conclude that such business plan, as revised from time to time, does not adequately address the Loan Parties' defaults under the Loan Documents and/or the potential erosion of collateral supporting the Loan Parties' indebtedness to the Banks, or (ii) the right of the Agent or the Banks, in accordance with the terms hereof, to exercise rights or remedies available due to defaults under the Loan Documents (as modified herein).

        1.5        Dominion of Funds: Transfer of Accounts. (a) Prior to May 7, 2001, each Loan Party shall, as required by the Agent, enter into a dominion of funds arrangement with the Agent and shall execute and deliver any and all further documents necessary or desirable to implement such dominion of funds arrangement, including without limitation any lock box agreements or blocked account agreements. To the extent that any Loan Party receives any wire transfer or electronic payment in lieu of payment of accounts by cash, check or other item, the Agent is authorized, immediately upon the receipt of such wire transfer or electronic payment, to transfer the proceeds thereof into the cash collateral account(s) maintained in accordance with the dominion of funds arrangements. Such dominion of funds arrangement shall provide, without limitation, for credit to the Loan Parties' account of the net amount of cash received by the Banks after allowing two Business Days for collection of checks and other instruments (and subject to final collection).

                    (b)        With respect to any bank account maintained on behalf of any Loan Party at any financial institution other than the Agent or one of the Banks, each Loan Party shall, not later than May 7, 2001, close such accounts and maintain its banking accounts with the Agent or one or more of the Banks, unless the Agent shall otherwise consent in writing.

        1.6        Cooperation With the Agent, the Banks and their Financial Consultants. Each Loan Party agrees that it will make all of its records available to the Agent and the Banks and any financial consultants retained by any of them and will make all of its personnel available to the Agent and the Banks and such consultants for inquiry as to its business, financial condition and prospects upon reasonable notice from the Agent or the Banks as the case may be, and that they will otherwise fully cooperate with the Agent, the Banks and their financial consultants in assisting the Banks to conduct such analyses as they may wish to make of the Loan Parties and their financial condition.

        1.7        Defaults. The following shall constitute a Restructuring Event of Default under this Amendment and an Event of Default under the Loan Documents:

                    a.        Any Loan Party shall fail to comply with, perform or observe any term, condition, covenant or agreement set forth in this Amendment, and such failure shall continue for two days with respect to the payment when due of any amount of money hereunder, and five days with respect to any other matter.

                    b.        Any representation or warranty of the Loan Parties contained in this Amendment shall be untrue when made or shall, during the term of this Amendment, become impaired, untrue or misleading.

                    c.        With the exception of the Existing Defaults waived hereunder through the termination of the Restructuring Period, the occurrence of any Event of Default under the Credit Agreement.

                    d.        The entry of any judgment, order, decree, injunction or finding by any court, arbitrator or similar tribunal that materially threatens the ability of the Loan Parties to implement or continue the implementation of their business improvement plan during the Restructuring Period.

        1.8        Expiration: No Further Extension Implied. The Loan Parties acknowledge that the Agent and the Banks have no obligation to extend the term of the Restructuring Period or refrain from enforcing their rights and remedies before the end of the Restructuring Period in the event of any failure of any one or more of the terms and conditions expressed herein, that no course of dealing that would permit arguing for further extensions contrary to the Banks' wishes exists or is capable of being inferred, and that nothing contained herein or otherwise is intended to be a promise or agreement to continue to extend the term of the Restructuring Period beyond April 30, 2002 or to extend any further credit to the Loan Parties beyond April 30, 2002. Furthermore, no future agreement by the Agent and the Banks to continue to extend the term of the Restructuring Period beyond April 30, 2002 or any other agreement shall be valid or enforceable unless it is contained in a final written agreement signed by authorized representatives of the Agent and the Banks. Preliminary understandings or agreements on one or more issues during the course of any negotiations and prior to the finalization thereof shall not be binding unless and until such a final written agreement is executed on behalf of the applicable parties.

        1.9        Business and Financial Consultant. The Agent and the Banks hereby acknowledge that the Company has engaged AEG Partners, LLC ("AEG") as business and financial consultants to the Company. The Agent and the Banks acknowledge that the retention of AEG by the Company has materially contributed to the willingness of the Agent and the Banks to enter into this Amendment. The Company agrees to promptly provide to the Agent and the Banks all financial reports, projections and other information as may be provided to it by AEG or as may be provided to AEG by the Company, and agrees to cause AEG to prepare and deliver to the Agent and the Banks such other reports and information concerning the business and financial condition of the Company as the Agent or the Banks shall from time to time request.

        1.10      Remedies Union Default or Termination. Immediately upon the occurrence of a Restructuring Event of Default, and without further notice or any further opportunity to cure such Restructuring Event of Default, or on April 30, 2002 in the absence of (i) a further written agreement among the Loan Parties, the Agent and the Banks pertaining to the repayment of the Loan Parties' obligations, (ii) earlier demand for repayment following a Restructuring Event of Default or (iii) the Loan Parties then being in full compliance with all provisions of the Loan Documents (as amended by this Amendment but without the benefit of any waiver of defaults), the Restructuring Period shall automatically expire and, upon the election of the Required Banks but without further notice, all of the Loan Parties' obligations to the Banks shall be immediately due and payable (to the extent not already due and payable), all undertakings of the Agent and the Banks hereunder, including without limitation the Agent's and the Banks' agreement not to exercise available remedies, shall terminate without notice to the Loan Parties and without the requirement of any further action by or on behalf of the Agent or the Banks, and the Agent or the Banks shall have the right to exercise any remedies provided in this Amendment or any of the Loan Documents, or under applicable law or in equity. All rights and remedies of the Agent and the Banks shall be cumulative and not exclusive, and the Agent or the Banks shall be entitled to pursue one or more rights and/or remedies simultaneously or sequentially without the necessity of an election of remedies.

        1.11        Reservation of Rights: No Waiver by Conduct. This Amendment grants a restructuring opportunity until April 30, 2002 only, or until the earlier occurrence of a Restructuring Event of Default, upon the terms and conditions set forth in this Amendment. Except as otherwise expressly provided in Section 1.12 hereof, nothing herein shall be deemed to constitute a waiver of (i) any Existing Defaults, (ii) any Restructuring Event of Default, or (iii) any Event of Default under the Loan Documents, and nothing herein shall in any way prejudice the rights and remedies of the Agent and/or the Banks under any of the documents referred to herein or applicable law. Further, the Agent and the Banks shall have the right to waive any conditions set forth in this Amendment and/or such documents, in their sole discretion, and any such waiver shall not prejudice, waive or reduce any other right or remedy which the Agent or the Banks may have against the Loan Parties. No waiver of the rights or any condition of this Amendment and/or any other document by the Agent or the Banks shall be effective unless the same shall be contained in a writing signed by authorized representatives of the Agent or the Banks, as the case may be, in the manner required by the Credit Agreement. No course of dealing on the part of the Agent or the Banks, nor any delay or failure on the part of the Agent or the Banks in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege.

        1.12        Limited Waiver of Existing Defaults. (a) The Banks hereby waive any default of the Loan Parties resulting from the late principal payment on Term Loan A described in Recital Paragraph E of this Amendment, from the Loan Parties failure to pay certain Debt in favor of A & M Holdings, Inc., f/k/a Drake Products Corporation and Drake Properties Corporation, in accordance with the terms thereof as required by the provisions of Section 12.1.2 of the Credit Agreement, and from the Loan Parties failure to comply with the Minimum Hedging Obligation requirements of Section 10.25 of the Credit Agreement. The Banks hereby waive any Event of Default under the Credit Agreement as a result of the failure of the Loan Parties to comply with the Fixed Charge Coverage Ratio covenant contained in Section 10.6.1, the Leverage Ratio covenant contained in Section 10.6.2, the EBITDA covenant contained in Section 10.6.4, and the Total Leverage Ratio contained in Section 10.6.6 of the Credit Agreement, solely through the termination of the Restructuring Period. The Banks hereby waive any Event of Default under the Credit Agreement as a result of the failure of the Loan Parties to comply with the Tangible Net Worth covenant contained in Section 10.6.3, the Capital Expenditures covenant contained in Section 10.6.5, and the reporting covenants contained in Sections 10.1.1-10.1.9 of the Credit Agreement solely through the Third Amendment Effective Date.

        (b)   On the Third Amendment Effective Date and execution of this Amendment by the Agent and the Banks, the Agent and the Banks shall be deemed to have consented, for all purposes under the Credit Agreement to the Loan Parties change of the end of their respective Fiscal Year from December 31 to the Saturday nearest the end of December, as otherwise prohibited by the provisions of Section 10.23 of the Credit Agreement.

        (c)   The Banks hereby waive any Event of Default under the Credit Agreement as a result of the failure of the Loan Parties to comply with the provisions of Section 10.10 of the Credit Agreement solely on account of the matters described on Schedule 1.12 hereof, provided, however, that such waiver is expressly conditioned upon the Loan Parties being at all times in strict compliance with the provisions of Section 1.2 of this Amendment. Upon any failure of any of the Loan Parties to comply at any time with the provisions of Section 1.2 of this Amendment, the waiver provided in this subsection (c) shall terminate immediately, and without notice.

        (d)   The Loan Parties hereby acknowledge that the waivers contained in this Amendment are granted by the Banks only for the limited purpose set forth herein and each term and provision of the Credit Agreement continues in full force and effect. The waiver in no manner creates a course of dealing or otherwise impairs the future ability of the Agent or the Banks to declare a Restructuring Event of Default hereunder or an Event of Default under the Loan Documents (other than on account of the Existing Defaults waived hereunder), or to otherwise enforce the terms of the Credit Agreement.

        1.13.      Interest Rates. The Loan Parties agree that notwithstanding the provisions of Section 2.1 of the Credit Agreement, from and after the Third Amendment Effective Date, (a) the Banks shall not be obligated to advance any Revolving Loan as a LIBOR Loan, and (b) the Base Rate Margin, LIBOR Margin, Non-Use Fee Rate, and L/C Fee Rate for all Loans shall be equal to the applicable rate per annum set forth in the table below, provided, however, that the Base Rate Margin for the Term Loans shall be set at 0.50% above the level for such Term Loans in the table set forth below:

LIBOR Margin (for Term Loans only)	Base Rate Margin (plus 0.50% for Term Loans)	Non-Use Fee Rate	L/C Fee Rate
4.50%	1.25%	0.50%	3.00%

        1.14      Survival. All representations, warranties, covenants, agreements, releases and waivers made by or on behalf of the Loan Parties under this Amendment shall survive and continue after the expiration or termination of the Restructuring Period.

ARTICLE 2.
AMENDMENTS

        Effective as of the Third Amendment Effective Date, the Credit Agreement shall be amended as follows:

          2.1        The definitions of the terms "Revolving Commitment Amount", "Tangible Net Worth", "Termination Date" and "William Blair Subordinated Debt" appearing in Section 1.1 of the Credit Agreement are hereby amended and restated to read as follows:

Revolving Commitment Amount means Seventeen Million Dollars ($1 7,000,000), as reduced from time to time pursuant to Section 6.1.

Tangible Net Worth means, at any time, net worth determined in accordance with GAAP plus Subordinated Debt after subtracting therefrom the amount of any General Intangibles (as defined in the UCC), amounts due from Affiliates, pre-paid expenses, prepaid Tooling expenses, deferred taxes, deferred charges, advances from shareholders, and the amount of other assets class fled as intangible by Agent in the exercise of its reasonable discretion provided that for purposes of such calculation, the following items shall be added back: (i) deferred interest with respect to Subordinated Debt and deferred dividends payable to preferred shareholders on account of preferred stock, (ii) cash restructuring charges not to exceed $1, 000,000, and all non-cash charges, in each case associated with the closure of the “Cedar “facilities, (iii) adjustments for shutdown costs associated with Small Parts, and (iv) launch costs reclassifications.

Termination Date means the earlier to occur of(a) April 30, 2002 or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 12.

William Blair Subordinated Debt means the $33, 000,000 of Subordinated Debt owing by the Company to William Blair Mezzanine Capital Fund III, L.P. (“William Blair”), a Delaware limited partnership, or its designees, pursuant to the terms of that certain Senior Subordinated Loan Agreement dated as of July 21, 2000 between the Company and William Blair, as amended by that certain Amendment to Senior Subordinated Loan Agreement dated as of April 17, 2001, as may be amended, mod fled or restated from time to time.

          2.2        The definition of the term "Wierda Letter of Credit" is hereby added to Section 1.1 of the Credit Agreement to read as follows:

Wierda Letter of Credit means that certain Irrevocable Letter of Credit dated not later than April 27, 2001 issued by a bank acceptable to the Agent in favor of A gent in support of Term Note B, inform and substance acceptable to the Banks, and having an expiration date of not earlier than April 30, 2002.

          2.3        The definition of the term "Interest Period" appearing in Section 1.1 of the Credit Agreement is hereby amended by deleting the words "one, two, three or six months" appearing in the second and third lines of such definition and replacing it with the words "one month."

          2.4        Sub-Sections (12) and (15) in the definition of "Eligible Account Receivable" are hereby amended and restated as follows:

(12) such Account Receivable is (i) not more than 90 days past the original invoice date thereof or (ii) in the case of Tooling Receivables, 120 days past the original invoice date thereof in each case according to the original terms of sale;

(15) it is not owed by an Account Debtor with respect to which 25% or more of the aggregate amount of outstanding Accounts Receivable owed at such time by such Account Debtor is class fled as ineligible under clause (12) of this definition, provided, however, that Accounts Receivable (other than Tooling Receivables) which would otherwise be ineligible hereunder shall not be deemed ineligible to the extent they are ineligible solely as a result of such Account Debtor ~ Tooling Receivables being ineligible;

          2.5        Section 2.1.3 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:

Term Loan B Commitment. Each Bank agrees to make a term loan to the Loan Parties (each such loan, a “Term Loan B “) on the later of April 17, 2001 or such date as all preconditions to the making of such Term Loan B have been satisfied to the sole satisfaction of the Agent, in such Bank’s Pro Rata Share of One Million Dollars ($1,000,000) (the “Term Loan B Commitment’). The commitments of the Banks to make Term Loan B shall expire concurrently with the making of Term Loan B. Notwithstanding any provision of this Agreement or any of the Loan Documents, the Loan Parties shall have no right to pre-pay any portion of the principal amount of Term Loan B without the consent of all of the Banks.

          2.6        Section 2.2.1 of the Credit Agreement is hereby amended and restated to read as follows:

Various Types of Loans. Each Revolving Loan shall be a Base Rate Loan. Each Term Loan may be divided into tranches which are either Base Rate Loans or LIBOR Loans (each a “type” of Loan), as the Representative shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. LIBOR Loans having the same Interest Period are sometimes called a “Group” or collectively “Groups “. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than three (3) different Groups of LIBOR Loans shall be outstanding at any one time. All borrowings, conversions and repayments of Loans shall be effected so that each Bank will have a pro rata share (according to its Pro Rata Share) of all types and Groups of Loans. For purposes of clarification, it is understood and agreed that LIBOR Loans are only available for the Term Loans.

          2.7        Section 4.2 of the Credit Agreement is hereby amended and restated as follows:

Interest Payment Dates. Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar month and at maturity. Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

          2.8        Section 9.14 of the Credit Agreement is hereby amended and restated as follows:

Solvency, etc. Immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder and the use of the proceeds thereof (a) each Loan Party’s assets will exceed its liabilities and (b) each Loan Party will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

          2.9        Section 10.1.6 of the Credit Agreement is hereby amended and restated to read as follows:

Borrowing Base Certificates. On the first Business Day following the end of each week for the immediately preceding week, and on the first Business Day following the end of each month for the immediately preceding month, a Borrowing Base Certificate dated as of the end of such week or month, as the case may be, executed by the Chief Financial Officer or the Controller (~f such Controller is an executive officer), or such other authorized officer of the Loan Parties acceptable to the Agent, on behalf of the Loan Parties; together with a supporting Inventory and Accounts Receivable aging report and such other documentation required from the Banks from time to time, in each case in form and substance acceptable to the Banks.

          2.10      Section 10.2 of the Credit Agreement is hereby amended by restating the last sentence thereof as follows:

All such inspections or audits by the Agent or Co-Agent shall be at the Loan Parties' expense, and at such times and in such frequency as the Agent may in its reasonable discretion determine.

          2.11      Section 10.6.3 of the Credit Agreement is hereby amended and restated to read as follows:

Tangible Net Worth. Not permit the Tangible Net Worth forth below as of the following dates:

                  April30, 2001                      $17,106,000
                  May 31, 2001                       $16,842,000
                  June 30, 2001                      $16,672,000
                  July 31, 2001                      $16,107,000
                  August 31, 2001                    $16,292,000
                  September 30, 2001                 $16,848,000
                  October 31, 2001                   $17,700,000
                  November 30, 2001                  $18,101,000
                  December 31, 2001                  $17,775,000
                  January 31, 2002                   $17,775,000
                  February 28, 2002                  $17,775,000
                  March 31, 2002                     $19,208,000
                  April 30. 2002                     $19,208,000

          2.12      Section 10.6.5 of the Credit Agreement is hereby amended and restated to read as follows:

Capital Expenditures. Not permit the aggregate amount of all Capital Expenditures made by the Loan Parties in any Fiscal Year to exceed the following amounts as of the following dates:

                  June30, 2001                       $1,800,000
                  September 30, 2001                 $2,700,000
                  December 3 1,2001                  $3,600,000
                  March 31, 2002                     $900,000

          2.13      Section 10.10 is hereby amended and restated to read as follows:

Restricted Payments. Not, and not permit any Subsidiary to, (a) make any distribution or pay any dividends of any kind to any of its stockholders, (b) purchase or redeem any of its capital stock or other equity interests or any warrants, options or other rights in respect thereof (c) pay any management fees or similar fees to any of its stockholders or any Affiliate thereof (d) make any payment, redemption, defeasance or repurchase of any Subordinated Debt (except as may be otherwise permitted by the Banks in writing) or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, any Loan Party (other than the Company) may pay dividends or make other distributions to the Company.

          2.14      Section 12.1.1 is hereby amended deleting the word "five" contained therein, and inserting in place thereof the word "two".

          2.15      Section 12.1.5 is hereby amended deleting the phrase "fifteen (15) days" contained therein, and inserting in place thereof the phrase "five (5) days").

          2.16      Section 12.1.12(a) is hereby amended and restated as follows:

Change of Control. (a) Except with respect to any acquisition of ownership permitted under the terms of that certain Waiver, Consent and First Amendment to Senior Subordinated Loan Documents dated as of April 17, 2001, any Person or group of Person (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, but excluding any Spec fled Person (as defined below)) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 20% (or, if greater, the percentage owned by the Spec fled Persons of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; or

          2.17      Schedule 12.1.12 is hereby amended and restated with the revised such Schedule attached hereto.

          2.18      Any and all references to the terms Guarantors, Guaranty and Guarantor Distributions are hereby deleted from the Credit Agreement in their entirety and the context in which such terms are used shall be deemed to account for such deletion.

          2.19      Exhibit B is hereby amended and restated with the Substitute Revolving Note attached hereto as Exhibit B.

          2.20      Exhibit C is hereby is hereby amended and restated with the Substitute Term Note A attached hereto as Exhibit C.

          2.21      Exhibit D is hereby amended and restated with the Term Note B attached hereto as Exhibit D.

ARTICLE 3.
REPRESENTATIONS

        3.1        Each Loan Party expressly acknowledges and agrees that the Credit Agreement and the other Loan Documents constitute legal, valid and binding obligations enforceable in accordance with their terms by Agent and the Banks, against such Loan Party, and expressly reaffirm each of their obligations under the Credit Agreement (as amended by this Amendment) and each of the Loan Documents, including, without limitation, the obligations of each Loan Party to the Agent and the Banks or any affiliate of the Banks (the "Obligations"). Each Loan Party further expressly acknowledges and agrees that Agent, on behalf of the Banks, has a valid, duly perfected, first priority and fully enforceable security interest in and lien against each item of Collateral, except as otherwise set forth in the Credit Agreement. Each Loan Party agrees that it shall not dispute the validity or enforceability of the Credit Agreement or any of the other Loan Documents or any of its respective obligations thereunder, or the validity, priority, enforceability or extent of Agent's security interest in or lien against any item of Collateral, in any judicial, administrative or other proceeding, either during or following the termination or expiration of the Credit Agreement. No consent, approval or authorization of or declaration, registration or filing with any governmental authority or any nongovernmental person or entity, including, without limitation, any of its creditors or stockholders, is required on its part in connection with the execution, delivery and performance of this Amendment or as a condition to the legality, validity or enforceability of this Amendment. After giving effect to the amendments herein contained, the representations and warranties contained in Section 9 of the Credit Agreement are true on and as of the date hereof with the same force and effect as if made on and as of the date hereof, except to the extent specifically set forth on Schedule 3.1 hereto.

ARTICLE 4.
ADDITIONAL COVENANTS OF THE LOAN PARTIES

        4.1        The Loan Parties shall promptly perform and observe their respective obligations set forth in this Amendment.

        4.2        (a) The Loan Parties have delivered to the Banks a business plan and detailed budget forecast dated as of March 5, 2001, for the remainder of the year 2001 and through the remainder of the Restructuring Period, including financial and cash flow projections, and such business plan, budget forecast and projections which have been approved by the Required Banks (herein the "Approved Budget").

        (b) Not later than June 15, 2001, the Loan Parties shall prepare and deliver to the Agent and the Banks a revised interim business plan and detailed budget forecast for the remainder of the year 2001 and through the remainder of the Restructuring Period, including financial and cash flow projections, and such business plan, budget forecast and projections shall be acceptable to the Required Banks. Once approved by the Required Banks, such budget forecast and projections shall be referred to as the "Updated Approved Budget" hereunder, and such Updated Approved Budget shall replace and supersede the Approved Budget for the remainder of the Restructuring Period.

        (c) Not later than fifteen (15) days after the end of each month (commencing on April 30, 2001) the Loan Parties shall update all applicable line items of the Approved Budget or the Updated Approved Budget (as applicable hereunder) and domestic cash flow projections to reflect actual results from the prior month and on a cumulative basis, and shall prepare and deliver to the Agent and the Banks such update and a report of any variances between actual results and the Approved Budget or the Updated Approved Budget (as applicable hereunder) originally approved with respect to the then current month by the Required Banks.

        4.3        The Loan Parties shall promptly deliver to the Banks any such information as has been requested by the Banks, the Agent, the Co-Agent or the Agent's or the Co-Agent's financial consultant, including, without limitation, updated schedules with respect to the matters set forth in Sections 9.6, 9.17, and 9.18 of the Credit Agreement, which updated schedules shall be delivered within 20 days of the Third Amendment Effective Date.

        4.4        The Loan Parties shall not permit any amendment pertaining to any Subordinated Debt unless the form and substance of such amendment is acceptable to the Banks and the Agent as evidenced by the written consent of the Agent, which may be withheld in the sole discretion of the Agent and the Banks.

        4.5        The Loan Parties shall promptly execute and deliver, such other documents as the Agent or the Banks may reasonably request, including, without limitation, any amendments, modifications or other agreements (including subordination agreements containing such terms and conditions as may be required by the Agent) as may be requested by the Agent or the Banks pertaining to the subordination or continued subordination of all Subordinated Debt and any payment permitted under the terms and conditions of Section 10.10 of the Credit Agreement, as amended hereby.

ARTICLE 5.
MISCELLANEOUS.

        5.1        Cross References. References in the Credit Agreement or in any note, certificate, instrument or other document to the "Credit Agreement" shall be deemed to be references to the Credit Agreement as amended hereby and as further amended from time to time.

        5.2        Expenses and Costs. Each Loan Party agrees, jointly and severally, to pay and to save the Agent, the Co-Agent and the Banks harmless for the payment of all fees, out-of-pocket disbursements, and other costs and expenses incurred by or on behalf of the Agent, the Co-Agent or any Bank arising in any way in connection with this Amendment, or any other document relating to indebtedness described in the recitals to this Amendment, including the fees and expenses of Vedder Price Kaufman & Kammholz, counsel to the Agent, Dickinson Wright PLLC, counsel to the Co-Agent, and Jay Alix & Associates, Inc., consultant to the Co-Agent, and specifically including, without limitation, (a) the cost of any financial audit or inquiry conducted by the Agent, the Co-Agent, any Bank or their consultants, (b) the fees and expenses of counsel for the Agent, the Co-Agent or any Bank for the work performed as a result of the Loan Parties' defaults or financial problems, and for the preparation, examination and approval of this Amendment or any documents in connection with this Amendment, (c) for the payment of all fees and out-of-pocket disbursements incurred by the Agent, the Co-Agent or any Bank, including attorneys' fees, in any way arising from or in connection with any action taken by the Agent, the Co-Agent or any Bank to monitor, advise, enforce or collect the obligations described in the recitals hereto or to enforce any obligations of any Loan Party under this Amendment or the other documents referred to herein, including any actions to lift the automatic stay or to otherwise in any way participate in any bankruptcy, reorganization or insolvency proceeding of any Loan Party or in any trial or appellate proceedings, and (d) any expenses or fees (including attorneys' fees) incurred in relation to or in defense of any litigation instituted by any Loan Party or any third party against the Agent, the Co-Agent, or any Bank arising from or relating to the obligations described in the recitals hereto or this Amendment, including any so-called "lender liability" action. All of these expenses and fees (including attorneys' fees) shall be part of the obligations and indebtedness owing under the Credit Agreement, and shall be secured by all of the collateral described in the Loan Documents. In the event the Loan Parties fail to pay any such fees, expenses and costs within five (5) days of being invoiced therefor, the Agent, the Co-Agent or the Banks, as the case may be, shall be permitted to charge the accounts of any Loan Party for such fees, expenses and costs, without prejudice to any other rights or remedies of the Agent, the Co-Agent or the Banks. The rights and remedies of the Agent, the Co-Agent and the Banks contained in this paragraph shall be in addition to, and not in lieu of, the rights and remedies contained in the Credit Agreement, the Loan Documents and as otherwise provided by law.

        5.3        Releases: Indemnities.

                     (i)        In further consideration of Agent's, Co-Agent's and the Banks' execution of this Amendment, each Loan Party, individually and on behalf of their successors (including, without limitation, any trustees acting on behalf of any Loan Party and any debtor-in-possession with respect to any Loan Party), assigns, subsidiaries and Affiliates, hereby forever release Agent, Co-Agent and the Banks and their respective successors, assigns, parents, subsidiaries, Affiliates, officers, employees directors, agents and attorneys (collectively, the "Releasees") from any and all debts, claims, demands, liabilities, responsibilities, disputes, causes, damages, actions and causes of actions (whether at law or in equity) and obligations of every nature whatsoever, whether liquidated or unliquidated, whether known or unknown, matured or unmatured, fixed or contingent (collectively, "Claims") that any Loan Party may have against the Releasees which arise from or relate to any actions which the Releasees may have taken or omitted to take prior to the date this Amendment was executed, including, without limitation, with respect to the Obligations, any Collateral, the Credit Agreement, any other Loan Document and any third parties liable in whole or in part for the Obligations. This provision shall survive and continue in full force and effect whether or not (i) the Loan Parties shall satisfy all other provisions of this Amendment, the Loan Documents and the Credit Agreement, including payment in full of all Obligations, or (ii) the Credit Agreement otherwise is terminated.

                     (ii)       Each Loan Party hereby agrees that its obligation to indemnify and hold the Releasees harmless as set forth in 5.3(i) shall include an obligation to indemnify and hold the Releasees harmless with respect to any and all liabilities, obligations, losses, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever incurred by the Releasees, or any of them, whether direct, indirect or consequential, as a result of or arising from or relating to any proceeding by, or on behalf of any Person, including, without limitation, officers, directors, agents, trustees, creditors, partners or shareholders of each Loan Party, whether threatened or initiated, asserting any claim for legal or equitable remedy under any statutes, regulation or common law principle arising from or in connection with the negotiation, preparation, execution, delivery, performance, administration and enforcement of this Amendment or any other document executed in connection herewith, other than acts constituting gross negligence or willful misconduct on the part of the Releasees. The foregoing indemnity shall survive the payment in full of the Obligations and the termination of the Credit Agreement and the Loan Documents.

        5.4        Performance by Banks and Agent: No Agency: Loan Parties Remain in Control. Each Loan Party acknowledges and agrees that the Agent, the Co-Agent, and the Banks have fully performed all of their obligations under the Credit Agreement and all documents executed in connection with the Credit Agreement, and that all actions taken by the Agent, the Co-Agent, and the Banks are reasonable and appropriate under the circumstances and within their rights under the Credit Agreement and all other documents executed in connection therewith and otherwise available. The actions of the Agent, the Co-Agent and the Banks taken pursuant to this Amendment and the documents referred to herein are in furtherance of the efforts of the Agent, the Co-Agent, and the Banks as secured lenders seeking to collect the obligations owed to the Banks. Nothing contained in this Amendment shall be deemed to create a partnership, joint venture or agency relationship of any nature between the Loan Parties and the Banks, the Co-Agent, or the Agent. The Loan Parties, the Agent, the Co-Agent and the Banks agree that notwithstanding the provisions of this Amendment, each Loan Party remains in control of its business operations and determines the business plans (including employment, management and operating directions) for its business.

        5.5        Entire A2reement: Severability. The Credit Agreement, as previously amended and as amended by this Amendment, constitutes the entire understanding of the parties with respect to the subject matter hereof and may only be modified or amended by a writing signed by the party to be charged. If any provision of this Amendment is in conflict with any applicable statute or rule of law or otherwise unenforceable, such offending provision shall be null and void only to the extent of such conflict or unenforceability, but shall be deemed separate from and shall not invalidate any other provision of this Amendment.

        5.6        No Other Promises or Inducements. There are no promises or inducements which have been made to any signatory hereto to cause such signatory to enter into this Amendment other than those which are set forth in this Amendment. Each Loan Party acknowledges that its authorized officers have thoroughly read and reviewed the terms and provisions of this Amendment and are familiar with same, that the terms and provisions contained herein are clearly understood by such Loan Party and have been fully and unconditionally consented to by such Loan Party, and that such Loan Party has had full benefit and advice of counsel of its own selection, or the opportunity to obtain the benefit and advice of counsel of its own selection, in regard to understanding the terms, meaning and effect of this Amendment, and that this Amendment has been entered into by each Loan Party freely, voluntarily, with full knowledge, and without duress, and that in executing this Amendment, each Loan Party is relying on no other representations, either written or oral, express or implied, made by any other party hereto, and that the consideration hereunder received by the Loan Parties has been actual and adequate.

        5.7        Sufficiency of Restructuring Period. Each Loan Party represents that: (a) it has no intention to file or acquiesce in the filing of any bankruptcy or insolvency proceeding hereafter, absent approval on behalf of the Agent and the Banks of such proceeding; and (b) the Restructuring Period (as extended herein) is sufficient for such Loan Party to accomplish the commitments it has undertaken in this Amendment.

        5.8        Ratification. The Loan Parties agree that the Credit Agreement, the Collateral Documents and all other documents and agreements executed by the Loan Parties in connection with the Credit Agreement in favor of the Agent, the Co-Agent or any Bank are ratified and confirmed and shall remain in full force and effect as amended hereby, and that there is no set off, counterclaim or defense with respect to any of the foregoing. Terms used but not defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

        5.9        Counterparts: Effectiveness. This Amendment may be executed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Facsimile copies of signatures shall be treated as original signatures for all purposes under this Amendment.

        5.10      Other Documents. Each Loan Party agrees to execute and deliver any and all documents reasonably deemed necessary or appropriate by the Agent or the Banks to carry out the intent of and/or to implement this Amendment.

        5.11      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois without giving effect to choice of law principles of such State.

        5.12      Miscellaneous. This Amendment is made for the sole benefit and protection of the Loan Parties, the Agent, the Co-Agent, and the Banks and their respective successors and permitted assigns (provided that no Loan Party shall be permitted, absent the prior written consent of all of the Banks, to assign any of its rights or obligations under this Amendment). No other person or entity shall have any rights whatsoever under this Amendment. Time shall be of the strictest essence in the performance of each and every one of the Loan Parties' obligations hereunder.

        5.13      Construction. This Amendment shall not be construed more strictly against the Banks or the Agent merely by virtue of the fact that the same has been prepared by the Banks and the Agent or their counsel, it being recognized that the Loan Parties, the Agent and the Banks have contributed substantially and materially to the preparation of this Amendment, and each of the parties hereto waives any claim contesting the existence and the adequacy of the consideration given by any of the other parties hereto in entering into this Amendment.

        5.14      Headings. The headings of the various paragraphs in this Amendment are for convenience of reference only and shall not be deemed to modify,' or restrict the terms or provisions hereof.

        5.15      Waiver of Jury Trial Consent to Jurisdiction. (a) Each Loan Party, each Bank and the Agent hereby specifically ratifies and confirms the waiver of jury trial and the consent to jurisdiction set forth in Section 14.16 of the Credit Agreement.

Remainder of this page left blank intentionally

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date and year first above written.

LASALLE BANK NATIONAL ASSOCIATION, for itself and as Agent

By:  /s/ John Schuessler
Its:     First Vice President

BANK ONE MICHIGAN, for itself and as Co-Agent

By:  /s/ Francelle Fulton
Its:

COMERICA BANK, a Michigan banking corporation, as a Bank

By:  /s/ Craig Selden
Its:

CLARION TECHNOLOGIES, INC.

By:  /s/ Greg Bego
Its:      Acting CFO

CLARION PLASTICS TECHNOLOGIES, INC.

By:  /s/ Greg Bego
Its:      Acting CFO

CLARION REAL ESTATE, LLC

By:  /s/ Greg Bego
Its: Acting CFO

DOUBLE "J" MOLDING, INC.

By:  /s/ Greg Bego
Its:      Acting CFO

CLARION-DRAKE ACQUISITION, INC.

By:  /s/ Greg Bego
Its:      Acting CFO

MITO PLASTICS, INC.

By:  /s/ Greg Bego
Its:      Acting CFO

WAMAR PRODUCTS, INC.

By:  /s/ Greg Bego
Its:      Acting CFO

WAMAR TOOL & MACHINE CO.

By:  /s/ Greg Bego
Its: Acting CFO